Exhibit 99(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Dryden Government Securities Trust – Money Market Series:

We consent to the incorporation by reference, in this registration statement, of our report dated January 27, 2006 on the statement of assets and liabilities of the Dryden Government Securities Trust – Money Market Series (hereafter referred to as the “Fund”), including the portfolio of investments, as of November 30, 2005, and the related statement of operations for the year then ended, and the statement of changes in net assets and financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP
New York, New York
January 27, 2006